EX-99.d.4 ADVSR CONTR

                                                                [EXHIBIT (d)(4)]


                      FIRST AMERICAN INVESTMENT FUNDS, INC.


                      SUPPLEMENT DATED AS OF JULY 23, 1998
                                       TO
                          INVESTMENT ADVISORY AGREEMENT
                             (EMERGING MARKETS FUND)


         WHEREAS, First American Investment Funds, Inc., a Maryland corporation (the "Fund"), and First Bank National Association, a national banking association organized and existing under bylaws of the United States of America (the "Adviser"), previously entered into that Investment Advisory Agreement dated April 2, 1991 (the "Advisory Agreement"); and

         WHEREAS, the Fund is creating a new Portfolio (as such term is defined in the Advisory Agreement) known as Emerging Markets Fund; and

         WHEREAS, the Fund and the Adviser contemplate that the Adviser will retain a sub-adviser with respect to Emerging Markets Fund and wish to make provision therefor.

         NOW, THEREFORE, the Fund and the Adviser agree as follows:

         1. In performing its services under the Advisory Agreement, the Adviser may at its option and expense, with respect to Emerging Markets Fund only, appoint a sub-advisor, which shall assume such responsibilities and obligations of the Adviser pursuant to the Advisory Agreement as shall be delegated to the sub-adviser; provided, however that any discretionary investment decisions made by the sub-adviser on behalf of Emerging Markets Fund shall be subject to approval or ratification by the Adviser. Any appointment of a sub-adviser and assumption of responsibilities and obligations of the Adviser by such sub-adviser shall be subject to approval by the Board of Directors of the Fund and, to the extent (if any) required by law, by the shareholders of Emerging Markets Fund. Any appointment of a sub-adviser for Emerging Markets Fund pursuant hereto shall in no way limit or diminish the Adviser's obligations and responsibilities under the Advisory Agreement.

         2. The Advisory Agreement, as supplemented hereby, is hereby ratified and confirmed in all respects.

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         IN WITNESS WHEREOF, the Fund and the Adviser have caused this
Supplement to be executed by their duly authorized officers as of the day and year first above written.

                                      FIRST AMERICAN INVESTMENT
                                      FUNDS, INC.



                                      By:  __________________________________
                                         Its:  ______________________________


                                 U.S. BANK NATIONAL ASSOCIATION



                                      By:  __________________________________
                                         Its:  ______________________________